APARTMENT HOUSING OF
                               EAST BREWTON, LTD.

                              FINANCIAL STATEMENTS


                           DECEMBER 31, 2005 AND 2004

                     APARTMENT HOUSING OF EAST BREWTON, LTD.

                                TABLE OF CONTENTS

                           DECEMBER 31, 2005 AND 2004


                                                                            Page
                                                                            ----
Independent Auditors' Report                                                   1

Financial Statements

     Balance Sheets                                                            2

     Statements of Operations and

     Comprehensive Income                                                      4

     Statements of Partners' Capital                                           5

     Statements of Cash Flows                                                  6

Notes to Financial Statements                                                  7

Supplemental Information                                                      12

                           GRANBERRY & ASSOCIATES, LLC
                          Certified Public Accountants


 Michelle M. Granberry, CPA                                    P.O. Box 3196
                                                           Auburn, AL 36831-3196
          MEMBER                                           Phone: (334) 741-1050
American Institute of CPAs                                  Fax: (334) 741-1059
 Alabama Society of CPAs                                    www.granberrycpa.com


                          INDEPENDENT AUDITORS' REPORT

         To the Partners of
         Apartment Housing of East Brewton, Ltd.

         We have audited the accompanying balance sheets of Apartment Housing of East Brewton, Ltd. (an Alabama limited partnership) as of December 31, 2005 and 2004, and the related statements of operations and comprehensive income, partners' capital, and cash flows for the years then ended. These financial statements are the responsibility of Apartment Housing of East Brewton, Ltd.'s management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Apartment Housing of East Brewton, Ltd. as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

         Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental information on page 12 is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.


         Granberry & Associates, LLC
         January 19, 2006

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
                     APARTMENT HOUSING OF EAST BREWTON, LTD.

                                 BALANCE SHEETS

                           DECEMBER 31, 2005 AND 2004


                                                            2005           2004
                                                        -----------    -----------
         ASSETS

Current Assets
    Cash                                                $     2,350    $     9,399
    Accounts Receivable - Tenant                              1,073          1,221
    Prepaid Insurance                                           963          1,322
    Other Receivable                                             --         56,950
                                                        -----------    -----------
        Total Current Assets                                  4,386         68,892
                                                        -----------    -----------

Restricted Deposits and Funded Reserves
    Taxes and Insurance                                       3,271            760
    Replacement Reserve                                      50,237         44,528
    Security Deposits                                         9,654         11,583
                                                        -----------    -----------
        Total Restricted Deposits and Funded Reserves        63,162         56,870
                                                        -----------    -----------

Property and Equipment
    Land                                                     69,000         69,000
    Buildings and Improvements                            2,185,247      2,185,247
    Furniture, Fixtures and Equipment                        99,454         99,454
                                                        -----------    -----------
                                                          2,353,701      2,353,701
    Less Accumulated Depreciation                          (559,908)      (492,347)
                                                        -----------    -----------
        Total Property and Equipment                      1,793,793      1,861,354
                                                        -----------    -----------

Other Assets
    Deposits                                                     75             75
                                                        -----------    -----------
             TOTAL ASSETS                               $ 1,861,416    $ 1,987,191
                                                        ===========    ===========


   The accompanying notes are an integral part of these financial statements.

                                                        2005            2004
                                                     -----------    -----------
         LIABILITIES AND EQUITY

Current Liabilities
    Accounts Payable                                 $     7,336    $     8,181
    Deferred Revenue                                          --         65,350
    Security Deposits Payable                              9,105         10,070
    Tenant Overage Payable                                   686            159
    Payroll Taxes Payable                                    534            548
    Accrued Interest Payable                              32,185         27,303
    Accrued Partner Fees                                   1,000            750
    Accrued Property Taxes Payable                         4,232          4,245
    Current Maturities of Mortgage Payable                 8,373          7,704
                                                     -----------    -----------
       Total Current Liabilities                          63,451        124,310
                                                     -----------    -----------

Long-Term Liabilities
    Mortgage Payable, net of current maturities        1,110,827      1,119,199
    Obligation Under Interest Rate Swap                   18,866         23,966
                                                     -----------    -----------
       Total Long-Telco Liabilities                    1,129,693      1,143,165
                                                     -----------    -----------


       Total Liabilities                               1,193,144      1,267,475

Partners' Equity
    Partners' Capital                                    687,138        743,682
    Unrealized Loss on Cash Flow Hedge                   (18,866)       (23,966)
                                                     -----------    -----------
       Total Partners' Equity                            668,272        719,716
                                                     -----------    -----------


         TOTAL LIABILITIES AND EQUITY                $ 1,861,416    $ 1,987,191
                                                     ===========    ===========


   The accompanying notes are an integral part of these financial statements.

                     APARTMENT HOUSING OF EAST BREWTON, LTD.

               STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

                     YEARS ENDED DECEMBER 31, 2005 AND 2004


                                                            2005          2004
                                                          ---------    ---------

Revenues
    Rental                                                $ 133,352    $ 127,614
    Miscellaneous Charges                                     2,417        6,430
                                                          ---------    ---------
       Total Revenues                                       135,769      134,044
                                                          ---------    ---------

Operating Expenses
    Administrative                                           18,105       21,333
    Advertising                                                 103          188
    Bad Debt                                                  8,708        4,706
    Management Fees                                          11,237       11,346
    Repair and Maintenance                                   24,528       28,848
    Taxes and Insurance                                      35,835       35,468
    Utilities                                                 5,320        5,300
                                                          ---------    ---------
       Total Operating Expenses                             103,836      107,189
                                                          ---------    ---------

Income (Loss) from Operations                                31,933       26,855

Partnership and Financial Income (Expense)
    Partnership Management Fees                                (250)        (250)
    Forgiveness of Management Fees                               --        3,085
    Interest Income                                             266          209
    Interest Expense                                        (20,932)     (18,051)
                                                          ---------    ---------
       Total Partnership and Financial Income (Expense)     (20,916)     (15,007)
                                                          ---------    ---------
Income (Loss) from Operations before Depreciation            11,017       11,848

Depreciation                                                (67,561)     (75,032)
                                                          ---------    ---------

Net Loss                                                    (56,544)     (63,184)
                                                          ---------    ---------

Other Comprehensive Income (Loss)
    Unrealized Gain (Loss) on cash flow hedge
    arising during the period                                 5,100       (2,907)
                                                          ---------    ---------
       Total Other Comprehensive Income (Loss)                5,100       (2,907)
                                                          ---------    ---------

Total Comprehensive Loss                                  $ (51,444)   $ (66,091)
                                                          =========    =========



   The accompanying notes are an integral part of these financial statements.

                     APARTMENT HOUSING OF EAST BREWTON, LTD.

                        STATEMENTS OF PARTNERS' CAPITAL

                     YEARS ENDED DECEMBER 31, 2005 AND 2004


                                            General      Limited
                                            Partners     Partners       Total
                                            ---------    ---------    ---------

Partners' Capital, December 31, 2003        $     971    $ 805,895    $ 806,866

Net Loss                                         (632)     (62,552)     (63,184)
                                            ---------    ---------    ---------

Partners' Capital, December 31, 2004              339      743,343      743,682

Net Loss                                         (565)     (55,979)     (56,544)
                                            ---------    ---------    ---------
Partners' Capital, December 31, 2005        $    (226)   $ 687,364    $ 687,138
                                            =========    =========    =========

   The accompanying notes are an integral part of these financial statements.

                     APARTMENT HOUSING OF EAST BREWTON, LTD.

                            STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 2005 AND 2004


                                                            2005         2004
                                                           --------    --------

Cash flows from operating activities
 Net Loss                                                  $(56,544)   $(63,184)
                                                           --------    --------
 Adjustments to reconcile net income to net cash
 provided by operating activities:
    Depreciation                                             67,561      75,032
    (Increase) Decrease in Accounts Rec. Tenants                148         329
    (Increase) Decrease in Prepaid Insurances                   359          --
    (Increase) Decrease in Other Receivables                 56,950     (56,950)
    Increase (Decrease) in Accounts Payable                    (845)     (8,417)
    Increase (Decrease) in Security Deposits Payable           (965)        955
    Increase (Decrease) in Tenant Overage Payable               527         159
    Increase (Decrease) in Accrued. Partners' Fees              250         250
    Increase (Decrease) in Payroll Taxes Payable                (14)        (98)
    Increase (Decrease) in Accrued Interest                   4,882       4,907
    Increase (Decrease) in Accrued Property Taxes               (13)        889
    Increase (Decrease) in Deferred Revenue                 (65,350)     65,350
                                                           --------    --------
    Total adjustments                                        63,490      82,406
                                                           --------    --------
 Net cash provided (used) by operating activities             6,946      19,222
                                                           --------    --------

Cash flow from investing activities:
    Purchase of Fixed Assets                                     --      (6,806)
                                                           --------    --------
Net cash provided (used) by investing activities                 --      (6,806)
                                                           --------    --------

Cash flow from financing activities:
    Payment of Loan Principal                                (7,703)     (7,040)
                                                           --------    --------
Net cash provided (used) by financing activities             (7,703)     (7,040)
                                                           --------    --------

Net increase (decrease) in cash and equivalents                (757)      5,376
Cash and equivalents, beginning of year                      66,269      60,893
                                                           --------    --------
Cash and equivalents, end of year                          $ 65,512    $ 66,269
                                                           ========    ========


Supplemental disclosures of cash flow information:

Cash paid during the year for:
    Interest expense                                       $ 15,986    $ 13,027
                                                           ========    ========


   The accompanying notes are an integral part of these financial statements.

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

                     APARTMENT HOUSING OF EAST BREWTON, LTD.

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 2005 AND 2004


1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         HISTORY - Apartment Housing of East Brewton, Ltd., an Alabama limited partnership, formed during June 1998. The partnership owns and operates a forty (40) unit apartment complex in East Brewton, Alabama for low and moderate income persons. Such projects are regulated by the Alabama Housing Finance Authority as to rent charges and operating methods. The regulatory agreement limits annual distributions of net operating receipts. Construction was completed and the units were available for rental in February of 1999.

         BASIS OF ACCOUNTING - The financial statements are prepared on the accrual basis of accounting whereby revenues are recognized when earned and expenses are recognized when the liability is incurred.

         PROPERTY, EQUIPMENT AND RELATED DEPRECIATION - Property and equipment are stated at cost less accumulated depreciation as calculated under the straight-line and declining balance methods. The assets are being depreciated as follows:

               Buildings                         40 years, straight-line
               Furniture, fixtures,
                  and equipment                 5-7 years, declining balance

         INCOME TAXES - Items of income and loss pass through to the individual partners for both Federal and State income tax purposes; therefore, the financial statements reflect no tax liability or benefit. Modified accelerated cost recovery system (MACRS) is used for income tax reporting purposes.

         CASH AND CASH EQUIVALENTS - For purposes of the statement of cash flows, cash includes cash investments with an initial maturity not in excess of ninety (90) days. Cash flows from interest rate swap hedging the company's mortgage payable are classified as interest paid in the statement of cash flows.

         ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

         ADVERTISING -The partnership expenses the cost of advertising the first time the advertising activity takes place.

                        See independent auditors' report.



                       APARTMENT HOUSING OF EAST BREWTON,

                       LTD. NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 2005 AND 2004


2.       RESTRICTED DEPOSITS AND FUNDED RESERVES

         Under the terms of the HOME Investment Partnership Program agreement the partnership is required to maintain these restricted accounts as follows:

         REPLACEMENT RESERVE - The partnership is to transfer monthly the amount of $833 until the account reaches a balance of $70,000. Any disbursements from this account are subject to the approval of Alabama
         Housing Finance Authority. At December 31, 2005 and 2004, this account is not properly funded.

         SECURITY DEPOSITS - A separate account is maintained for tenant security deposits as specified under Alabama law. At December 31, 2005 and 2004, this account is properly funded.

         TAXES AND INSURANCE - The partnership is to transfer monthly an amount estimating one-twelfth of the annual cost of real estate taxes and insurance. These expenditures are then to be paid from this account. At
         December 31, 2005 and 2004, this account is properly funded.

3.       LONG-TERM DEBT

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         Long-term debt is summarized as follows:
                                                                   2005           2004
                                                                -----------    -----------

         Mortgage note payable in monthly installments
         (including principal and interest at a variable
         rate of 1.75% per annum over LIBOR) to Compass
         Bank, secured by land, building, cash,
         receivables and income, maturing May 2019. The
         interest rate at 12/31/05 is 6.06%
                                                                $   198,200    $   205,903

         Mortgage note payable to Alabama's HOME Investment
         Partnership Program. No payment due until maturity
         in May 2019. Interest accrues annually at 1/2 of 1%
         until maturity
                                                                    921,000        921,000
                                                                -----------    -----------
                                                                  1,119,200      1,126,903

         Less principal due within one year                          (8,373)        (7,704)
                                                                -----------    -----------

         Total long-term debt                                   $ 1,110,827    $ 1,119,199
                                                                ===========    ===========


                        See independent auditors' report.

                       APARTMENT HOUSING OF EAST BREWTON,

                       LTD. NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 2005 AND 2004


3.       LONG-TERM DEBT - continued

         Principal payments due on long-term debt for the subsequent five years are as follows:

                                  2006                              $     8,373
                                  2007                                    9,018
                                  2008                                    9,930
                                  2009                                   10,748
                                  2010                                   11,682
                                  Thereafter                          1,069,449
                                                                    ------------

                                  Total                             $ 1,119,200
                                                                    ============


4. INTEREST RATE SWAP - On July 12, 2002, the partnership entered into an interest rate swap agreement with Compass Bank. The purpose of this agreement was to hedge cash flows against variable interest rates on their mortgage loan to Compass. The terms include a notional amount equal to the outstanding mortgage loan whereby the partnership pays a fixed rate of interest, 8.25%, and receives a variable rate of interest equal to 1.75% over LIBOR not less than 5.25% and expires May 1, 2019. The net payments are calculated and paid on a monthly basis. The carrying amount of the swap has been adjusted to its fair value at the end of the year, which because of changes in forecasted levels of LIBOR resulted in reporting a liability for the fair value of the future net payments forecasted under the swap. The liability is classified as non-current since management does not intend to settle it during 2005. Since the critical terms of the swap and the note are the same, the swap is assumed to be completely effective as a hedge, and none of the change in its fair value is included in income. Accordingly, all of the adjustment of the swap's carrying amount is reported as other comprehensive loss. Estimated net payments of $5,851 are expected to be reclassified into earnings within the next twelve months.

5.       RELATED PARTY TRANSACTIONS

         MANAGEMENT CONTRACTS - Apartment Services and Management, Inc., an affiliate of the general partners, managed the project during 2005 and 2004 pursuant to a contract approved by Alabama Housing Finance Authority. Management fees were $11,237 and $11,346 in 2005 and 2004, respectively. Unpaid management fees included in accounts payable were $6,677 and $6,428 at December 31, 2005 and 2004, respectively.

         CAPITAL IMPROVEMENTS - Southeast Maintenance, Inc., a corporation wholly owned by the general partner's son, provided various capital improvements during 2004 totaling $5,640. Unpaid capital improvements included in accounts payable at December 31, 2004 totaled $547.


                        See independent auditors' report.

                       APARTMENT HOUSING OF EAST BREWTON,

                       LTD. NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 2005 AND 2004


5.       RELATED PARTY TRANSACTIONS - continued

         REPAIRS AND MAINTENANCE - Southeast Maintenance, Inc., a corporation wholly owned by the general partner's son, was paid $68,286 in 2005 and $3,326 in 2004 for repairs related to Hurricane Katrina and Hurricane Ivan. The partnership received insurance monies to cover the cost of these repairs. See Hurricane Damage footnote 9. Also during 2005, Southeast Maintenance, Inc. was paid $18,342 for repairs made to a fire damaged unit and other various repairs. The partnership received insurance monies in the amount of $14,659 to cover the cost of the repairs to the fire damaged unit.

6.       CURRENT VULNERABILITY DUE TO CERTAIN CIRCUMSTANCES

         The partnership's operations are concentrated in the low-income real estate market. In addition, the partnership operates in a heavily regulated environment. The operations of the partnership are subject to the administrative directives, rules and regulations of federal and state regulatory agencies, including, but not limited to, the state housing financing agency. Such administrative directives, rules and regulations are subject to change by federal and state agencies. Such changes may occur with little notice or inadequate funding to pay for the related cost, including the additional administrative burden, to comply with a change.

7.       RECONCILIATION OF FINANCIAL TO TAXABLE LOSS

         A reconciliation of financial statement net loss to ordinary loss of the partnership, as reported on the partnership's information return, for the year ended December 31 is as follows:
                                                         2005            2004
                                                       --------        --------

         Financial statement net loss                  $(56,544)       $(63,184)
         Reconciling items:
              Financial statement depreciation           67,561          75,032
              Tax return depreciation                   (87,660)        (98,564)
                                                       --------        --------
         Partnership tax return ordinary loss          $(76,643)       $(86,716)
                                                       ========        ========


8.       COMMITMENTS AND CONTINGENCIES

         On December 31, 2005, the partnership was contingently liable under a $37,412 standby letter of credit at Wachovia Bank expiring September 2006.


                        See independent auditors' report.

                       APARTMENT HOUSING OF EAST BREWTON,

                       LTD. NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 2005 AND 2004


9.       HURRICANE DAMAGE

         During 2005 and 2004, the apartment complex sustained damage as a result of Hurricane Katrina and Ivan. The partnership received insurance proceeds in the amount of $72,736 in 2005 and $10,850 in 2004 to pay for the necessary repairs to the complex. At December 31, 2005, the repairs were completed and all insurance proceeds were disbursed.


                        See independent auditors' report.

                     APARTMENT HOUSING OF EAST BREWTON, LTD.

                            SUPPLEMENTAL INFORMATION

                     YEARS ENDED DECEMBER 31, 2005 AND 2004


                                                               2005        2004
                                                              -------    -------
Administrative
     Bank Charges                                             $   233    $   210
     Consultant Fees                                              176        138
     Dues and Subscriptions                                        96        110
     Miscellaneous                                                125         84
     Office Supplies & Postage                                  1,504      1,182
     Professional Fees                                          3,178      4,509
     Salaries - Office                                         10,246     12,557
     Telephone                                                  2,057      2,248
     Training Expense                                              --        295
     Travel & Entertainment Expense                               490         --
                                                              -------    -------
         Total Administrative                                 $18,105    $21,333
                                                              =======    =======

Repairs & Maintenance
     Equipment Rental                                         $   385    $   803
     Maintenance Supplies                                         784      3,172
     Interior Paint & Decorating                                  981      2,557
     General Maintenance                                        4,563      4,020
     Grounds Maintenance                                        5,399      5,602
     Exterminating Services                                       972      1,148
     Reserve                                                    4,498        876
     Salaries - Maintenance                                     6,946     10,670
                                                              -------    -------
         Total Repairs & Maintenance                          $24,528    $28,848
                                                              =======    =======

Taxes & Insurance
     Property, Liability and Workmen's Comp. Insurance        $14,699    $11,478
     Medical Insurance                                          2,340      3,920
     Payroll Taxes                                              1,633      2,100
     Real Estate Taxes                                         16,914     17,870
     Other Taxes, Licenses, and Permits                           249        100
                                                              -------    -------
         Total Taxes & Insurance                              $35,835    $35,468
                                                              =======    =======

Utilities
     Electricity                                              $ 4,331    $ 4,628
     Water                                                        362        199
     Sewer                                                        190        128
     Miscellaneous                                                437        345
                                                              -------    -------
         Total Utilities                                      $ 5,320    $ 5,300
                                                              =======    =======


                        See independent auditors' report.